Exhibit 23

               Consent of Independent Certified Public Accountants

The Board of Directors and
Stockholders of Porta Systems Corp.:

      We hereby consent to the incorporation by reference in the Prospectuses constituting a part of the Registration Statements (Reg. No. 33-12146) on Form S-8, (Reg. No. 33-41992) on Form S-8, (Reg. No. 333-48839) on Form S-3, (Reg.
No. 333-68321) on Form S-8, and (Reg. No. 333-72369) on Form S-8 of our report dated March 21, 2001, relating to the consolidated financial statements of Porta Systems Corp. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



                                       /s/ BDO Seidman, LLP

                                       BDO SEIDMAN, LLP

Melville, New York
March 29, 2001